FORM 5              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                                                    OMB APPROVAL
|_| Check this box if no longer                            OMB Number: 3235-0362
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    Instruction 1(b)

|_| Form 3 Holdings
    Reported

|_| Form 4 Transactions
    Reported

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person*
     (Last)               (First)           (Middle)
     FRASER               DAVID                K.

     4161 CROWN CRESCENT (Street)

     (City)               (State)           (Zip)
     VANCOUVER             B.C., CANADA     V6R2A8

2.   Issuer Name and Ticker or Trading Symbol
     IDAHO CONSOLIDATED METALS CORP.

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year
     12/31/2001

5.   If Amendment, Date of Original (Month/Day/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     |X| Director        |_| 10% Owner         |_| Officer (give title below)
     |_| Other (specify below)

     CORPORATE SECRETARY

7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|    Form filed by One Reporting Person
     |_|    Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of         2. Trans-        3. Trans-         4. Securities       5. Amount of           6. Owner-           7.  Nature
    Security            action           action            Acquired (A)        Securities             ship                 of In-
    (Instr. 3)          (Month/          Code #            or Disposed         Beneficially           Form:                direct
                        Day/             (Instr. 8)        of (D) (Instr.      Owned at End           Direct               Bene-
                        Year)                              3, 4 and 5)         of Issuer's            (D) or               ficial
                                                                               Fiscal Year            Indirect             Owner-
                                                                               (Instr. 3 and 4)       (I)(Instr. 4)        ship
                                                                                                                           (Instr.4)
                                                        ------  ---    -----
                                                        Amount  (A)or  Price
                                                                (D)
--------------      --------------    --------------    ------  ---   ------  -----------------     ----------------     -----------
COMMON                 4/10/01              C            5,000   A    C$1.26       15,000                  D

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (Over)
                                                                 SEC 2270 (7/97)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-  3. Trans-  4. Transac-  5. Number of Deriv-    6. Date Exer-       7. Title and Amount of
   Security                  sion or     action     tion Code    ative Securities       cisable and Ex-     Underlying
   (Instr. 3)                Exercise    Date       (Instr.      Acquired (A) or        piration Date       Securities
                             Price of               8)           Disposed of (D)        (Month/Day/         (Instr. 3 and 4)
                             Deriv-     (Month/                  (Instr. 3, 4 and 5)    Year)
                             ative      Day/
                             Security   Year)                   ------    -------      ------    ------       ------     --------
                                                        (4)      (A)         (D)        Date     Expira-      Title      Amount
                                                                                        Exer-    tion                    or
                                                                                        cisable  Date                    Number
                                                                                                                         of Shares
-----------------------  -----------   ---------  ------------ ------------------      --------  -------      -------    --------
WARRANTS (RIGHT TO BUY)      C$1.26     4/10/01        C                    5,000      4/10/00   4/10/01       COMMON     5,000
OPTIONS (RIGHT TO BUY) (1)   C$0.38     1/9/01         A         50,000                 1/9/01    1/9/06       COMMON    50,000
OPTIONS (RIGHT TO BUY)       C$0.38     9/5/01         A         50,000                  (2)      9/5/06       COMMON    50,000
OPTIONS (RIGHT TO BUY) (3)   C$0.38                                                    6/25/00   6/25/05       COMMON    50,000
1. Title of Derivative   8. Price  9. Number     10. Owner-   11. Na-
   Security                 of        of Deriv-      ship         ture
   (Instr. 3)               Deriv-    ative          of           of In-
                            ative     Secur-         Deriv-       direct
                            Secur-    ities          ative        Bene-
                             ity       Bene           Security:    ficial
                            (Instr.   ficially       Direct       Own-
                            5)        Owned          (D) or       ership
                                      at End         Indirect     (Instr. 4)
                                      of Year        (I)
                                      (Instr. 4)     (Instr. 4)
-----------------------     --------  ----------     ----------   ----------
WARRANTS (RIGHT TO BUY)      C$1.26           0          D
OPTIONS (RIGHT TO BUY) (1)   C$0.38      50,000          D
OPTIONS (RIGHT TO BUY)       C$0.38      50,000          D
OPTIONS (RIGHT TO BUY) (3)   C$0.38      50,000          D

Explanation of Responses:

(1)  REPRICED FROM C$0.80 TO C$0.38 ON 9/21/01

(2)  VEST AS TO 25% ON GRANT & 25% EACH 6 MONTHS THEREAFTER

(3)  REPRICED FROM C$1.12 TO C$0.38 ON 9/21/01

(4) THE REPORTING PERSON FAILED TO FILE THESE TRANSACTIONS ON A TIMELY BASIS ON FORM 4.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                    /S/ DAVID K. FRASER                  MARCH 25 2002
             -----------------------------------         -------------
             **Signature of Reporting Person                 Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                         Page 2
                                                                 SEC 1474 (7-96)